      As filed with the Securities and Exchange Commission on May 22, 2002

                                                      Registration No. 333-24237

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                         POST-EFFECTIVE AMENDMENT NO. 1

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                             COOPER INDUSTRIES, LTD.
             (Exact name of registrant as specified in its charter)

                            BERMUDA                                                           98-0355628
                  (State or other jurisdiction                                              (I.R.S. Employer
                of incorporation or Organization)                                        Identification Number)

                                                                                          DIANE K. SCHUMACHER
                                                                               SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                     600 TRAVIS, SUITE 5800                                              600 TRAVIS, SUITE 5800
                      HOUSTON, TEXAS 77002                                                HOUSTON, TEXAS 77002
                         (713) 209-8400                                                      (713) 209-8400
       (Address, including zip code, and telephone number,                 (Name, address, including zip code, and telephone
 including area code, of registrant's principal executive office)          number, including area code, of agent for service)

                                   ----------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] ________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


================================================================================

                                EXPLANATORY NOTE

Reorganization of Cooper Industries, Inc. to Bermuda

         This Post-Effective Amendment No. 1 to Registration Statement on Form S-3, Registration No. 333-24237, is filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the "Securities Act"), by Cooper Industries, Ltd., a Bermuda company (the "Company"), which is the successor issuer to Cooper Industries, Inc., an Ohio corporation ("Cooper Ohio"), following a corporate reorganization (the "Reorganization") that became effective on May 22, 2002. The Reorganization was effected through the merger of Cooper Mergerco, Inc., an Ohio corporation, with and into Cooper Ohio with the result that Cooper Ohio became an indirect, wholly-owned subsidiary of the Company. Pursuant to the Reorganization, Class A Common Shares, par value $0.01 per share, of the Company will henceforth be issuable under the Cooper Industries, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan") in lieu of shares of common stock of Cooper Ohio. The Company has assumed the rights and obligations of Cooper Ohio under the Plan. The Company expressly adopts this registration statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 98 of the Companies Act of 1981 of Bermuda (the "Companies Act") provides generally that a Bermuda company may indemnify its directors and officers against any liability that by virtue of any rule of law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director or officer may be guilty in relation to the Company. Section 98 further provides that a Bermuda company may indemnify its directors and officers against any liability incurred by them in defending any proceedings, whether civil or criminal, in which a judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Companies Act.

         The Company's Bye-Laws provide that the Company shall indemnify any current or former director, officer, resident representative, or any person serving or who has served at the request of the Company as a director, officer or trustee of another corporation, joint venture, trust or other enterprise, to the fullest extent allowed by Bermuda law. The indemnification provisions in the Bye-Laws are not exclusive of other rights to which a director or officer may be entitled.

         In 1987 the Cooper Ohio board of directors and shareholders authorized Cooper Ohio to enter into indemnification agreements with the directors and certain officers that may be designated from time to time by the board of directors. In May, 2002, the Company's board of directors and shareholders authorized the Company to enter into such indemnification agreements with officers and directors of the Company and its subsidiaries. The indemnification agreements contain provisions for indemnification against expenses, judgments, fines and settlements in connection with threatened or pending litigation, inquiries or investigations that arise out of the director's or officer's acts or omissions in his or her capacity as a director or officer of the Company.

ITEM 16. EXHIBITS.

         The following is a list of exhibits filed with this registration statement:

       Number                              Description

         4.1 Memorandum of Association of the Company (incorporated by reference to Annex II of the Company's Registration Statement on Form S-4, Registration No. 333-62740).

         4.2 Amended and Restated Bye-Laws of the Company (incorporated by reference to Annex III of the Company's Registration Statement on Form S-4, Registration No. 333-62740).

         4.3 Specimen Class A Common Share certificate of the Company (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form 8-A filed May 16, 2002).

         4.4 Rights Agreement dated as of May 16, 2002 between the Company and EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form 8-A filed May 16, 2002).

         5.1      Opinion of Appleby, Spurling & Kempe.

         23.1     Consent of Appleby, Spurling & Kempe (included in Exhibit
                  5.1).

         23.2     Consent of Ernst & Young LLP, Independent Auditors.




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


ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                  provided, however, that paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section

                  15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 21, 2002.

                                 COOPER INDUSTRIES, LTD.
                                  (Registrant)



                                 By:   /s/ H. John Riley, Jr.
                                    -----------------------------------------
                                    H. John Riley, Jr.
                                    Chairman, President and Chief
                                       Executive Officer


         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacity and on the dates indicated.

                     SIGNATURE                                    TITLE                                 DATE
                     ---------                                    -----                                 ----

/s/ H. John Riley, Jr.                                Chairman, President and Chief                  May 21, 2002
-------------------------------------------------     Executive Officer/Director
                H. John Riley, Jr.

/s/ D. Bradley McWilliams                             Senior Vice President and Chief                May 21, 2002
-------------------------------------------------     Financial Officer/Director
               D. Bradley McWilliams

/s/ Jeffrey B. Levos                                  Vice President and Controller and              May 21, 2002
-------------------------------------------------     Chief Accounting Officer
                 Jeffrey B. Levos

/s/ Diane K. Schumacher                               Director                                       May 21, 2002
-------------------------------------------------
                Diane K. Schumacher







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


                                INDEX TO EXHIBITS

        EXHIBIT
        NUMBER                        DESCRIPTION
        -------                       -----------
         4.1      Memorandum of Association of the Company (incorporated by
                  reference to Annex II of the Company's Registration Statement
                  on Form S-4, Registration No. 333-62740).

         4.2 Amended and Restated Bye-Laws of the Company (incorporated by reference to Annex III of the Company's Registration Statement on Form S-4, Registration No. 333-62740).

         4.3      Specimen Class A Common Share certificate of the Company
                  (incorporated by reference to Exhibit 4.3 to the Company's
                  Registration Statement on Form 8-A filed May 16, 2002).

         4.4 Rights Agreement dated as of May 16, 2002 between the Company and EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form
                  8-A filed May 16, 2002).

         5.1      Opinion of Appleby, Spurling & Kempe.

         23.1     Consent of Appleby, Spurling & Kempe (included in Exhibit
                  5.1).

         23.2     Consent of Ernst & Young LLP, Independent Auditors.



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